Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496

ESS TECHNOLOGY REPORTS 55% SEQUENTIAL REVENUE GROWTH FOR THIRD QUARTER 2003

     FREMONT, Calif., October 29, 2003—ESS Technology (Nasdaq: ESST) today reported net revenues for the third quarter of 2003 of $48.2 million compared to $60.7 million for the same period last year and compared to $31.0 million for the second quarter of 2003.

     GAAP net income for the third quarter of 2003 was $2.7 million, or $0.07 per diluted share, compared to GAAP net income of $2.8 million, or $0.06 per diluted share, for the third quarter of 2002. For the second quarter of 2003, GAAP net income was $15.9 million, or $0.40 per diluted share.

     Non-GAAP net income for the third quarter of 2003 was $5.3 million, or $0.13 per diluted share, compared to third quarter 2002 non-GAAP net income of $3.3 million, or $0.07 per diluted share. Non-GAAP net income excludes the effects of amortization of intangible assets, write-down of investments, in-process research and development and their related tax effects.

     Both GAAP and Non-GAAP net income for the third quarter of 2003 include approximately $8.7 million of tax benefits. The $8.7 million consists primarily of $5.9 million related to the tax-exempt ruling from the Taiwan government, and a $2.7 million net favorable tax adjustment for prior years which is no longer required.

     Robert Blair, president and CEO of ESS Technology commented, “We are very pleased with our third quarter results as our new products are driving significant growth. All of our digital entertainment product lines grew during the third quarter, and all of the markets we serve are still expanding. Our new Vibratto II integrated DVD chips and our VibrattoS MPEG4/DivX chips led our DVD gains, and our VCD products again set new records as the VCD market continues its growth worldwide. And during Q3, our recordable products and digital imaging products started ramping to production volumes and will continue to grow. We believe all of the consumer digital entertainment markets we address are showing strength and robust growth which will enable ESS to grow in the future.”

     Mr. Blair continued, “Looking forward, we believe ESS is well positioned for strong growth in 2004 for several reasons. Vibratto II’s improved market share in the mainstream DVD player market will contribute significantly to annual revenue growth. Our new MPEG4/DivX and recordable products have higher selling prices than our MPEG2 playback products which will enable both revenue growth and margin improvement. Our VCD products continue their dominance in their growing market and we are forecasting significant growth in our digital imaging business, especially for our cameraphone products. With the strength of the digital entertainment and digital imaging markets, and our many new products, we are looking forward to increases in revenue and earnings in 2004.”

December Quarter 2003 Guidance

     The forward-looking statements in this release are based on current expectations. Actual results may differ materially from those expectations. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

     We expect net revenue for the fourth quarter of 2003 to increase by 35% - 40% over the third quarter to $65 to $68 million with gross margins to range from 32% - 35%. We also expect R&D expenses at 15% - 16%, and other operating expenses to be flat with the third quarter of 2003. Overall we expect a GAAP net income per diluted share to be in the range of $0.06 to $0.09 and non-GAAP net income per diluted share to be in the range of $0.10 - $0.13. Non-GAAP net income and loss excludes the effects of amortization of intangible assets, investment gains and losses and their related tax effects.

Earnings Conference Call

     As previously announced, ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PST / 5:00 p.m. EST, October 29, 2003, to discuss its third quarter 2003 results. Investors are invited to listen to a live webcast of the conference call at www.esstech.com or http://www.videonewswire.com/ESST/102903. A replay of the webcast will also be available at www.esstech.com and http://www.videonewswire.com/ESST/102903 or by telephone at (800) 633-8284 (U.S./Canada) / (402) 977-9140 (International), Reservation #2116217, beginning at 5:00 p.m. PST / 8:00 p.m. EST, October 29, 2003.

About ESS Technology

     ESS Technology, Inc., is a leading supplier of high-performance feature-rich chips for the rapidly expanding digital video, digital imaging and digital entertainment markets. The company is also a leading provider of solutions for applications in the growing consumer entertainment market. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.

(ATTACHMENTS: Consolidated Summary Financial Statements)

     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, the timely availability and acceptance of ESS’ new products, the dependence on continued growth in demand for consumer multimedia products and other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

     All trademarks mentioned in this news release are owned by their respective holders and are used in this news release for identification purposes only.

# # #

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$48,833	$138,072
Short-term investments	55,127	61,030
Accounts receivable, net	38,796	28,468
Accounts receivable- MediaTek	50,000	—
Inventories	22,001	24,155
Prepaid expenses and other assets	3,483	2,834

Total current assets	218,240	254,559
Property, plant and equipment, net	21,192	18,985
Other assets, net	65,692	8,058

Total Assets	$305,124	$281,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$52,391	$35,084
Income taxes payable and deferred income taxes	25,555	9,474

Total current liabilities	77,946	44,558

Non-current deferred tax liability	12,926	7,676

Shareholders’ Equity:
Common stock	171,999	196,344
Accumulated other comprehensive income	401	504
Retained earnings	41,852	32,520

Total shareholders’ equity	214,252	229,368

Total Liabilities and Shareholders’ Equity	$305,124	$281,602

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-GAAP BASIS
(unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Net revenues	$48,243	$60,746	$112,405	$225,898
Cost of revenues	33,281	45,665	77,639	141,321

Gross profit	14,962	15,081	34,766	84,577
	31%	25%	31%	37%
Operating expenses:
Research and development	10,090	7,160	23,676	20,584
In-process Research and Development	1,270	—	2,690	—
Selling, general and administrative	8,874	6,452	22,208	27,859

Operating income (loss)	(5,272)	1,469	(13,808)	36,134
Nonoperating income (loss) , net	(659)	1,438	44,472	1,256

Income (loss) before provision for (benefit from) income taxes	(5,931)	2,907	30,664	37,390
Provision for (benefit from) income taxes	(8,680)	148	14,127	923

Net income	$2,749	$2,759	$16,537	$36,467

Net income per share
Basic	$0.07	$0.06	$0.42	$0.83

Diluted	$0.07	$0.06	$0.40	$0.77

Weighted average common shares:
Basic	38,694	43,484	39,669	44,127

Diluted	40,579	45,706	40,925	47,408

ESS TECHNOLOGY, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)
(unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Net revenues	$48,243	$60,746	$112,405	$225,898
Cost of revenues	32,781	45,665	77,139	141,321

Gross profit	15,462	15,081	35,266	84,577
	32%	25%	31%	37%
Operating expenses:
Research and development	9,869	6,946	22,816	20,064
Selling, general and administrative	8,231	6,452	21,565	27,859

Operating income (loss)	(2,638)	1,683	(9,115)	36,654
Nonoperating income (loss), net	(659)	1,788	46,459	4,562

Income (loss) before provision for (benefit from) income taxes	(3,297)	3,471	37,344	41,216
Provision for (benefit from) income taxes	(8,548)	176	14,461	2,026

Net income	$5,251	$3,295	$22,883	$39,190

Net income per share
Basic	$0.14	$0.08	$0.58	$0.89

Diluted	$0.13	$0.07	$0.56	$0.83

Weighted average common shares:
Basic	38,694	43,484	39,669	44,127

Diluted	40,579	45,706	40,925	47,408

(1)  Use of Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP measures of operating results, net income/(loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that we believe are not indicative of our on-going core operating results. Our non-operating income includes licensing fees from MediaTek. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting results for future periods. The non-GAAP information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

(2) Non-GAAP adjustments are detailed within the schedule entitled “Reconciliation of GAAP Basis Net Income to Non-GAAP Net Income”

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP BASIS NET INCOME TO NON-GAAP NET INCOME
(unaudited)
(in thousands)

	Three months ended		Nine months ended

	September 30	September 30	September 30	September 30
	2003	2002	2003	2002

Net income - GAAP basis	$2,749	$2,759	$16,537	$36,467
Non-GAAP Adjustments:
Amortization of intangible assets (3)	1,364	214	2,003	428
Write down of investments (4)	—	350	1,987	3,337
In-process research and development (5)	1,270		2,690
Cisco Sale (6)	—	—	—	61
Tax effect to items (3) to (6)	(132)	(28)	(334)	(1,103)

Net income - Non-GAAP	$5,251	$3,295	$22,883	$39,190

(3)	Non-GAAP amounts for all periods presented exclude the effects of amortization of intangible assets, amounting to $1,364 and $214 for the three months ended September 30, 2003 and September 30, 2002, respectively, and $2,003 and $428 for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(4)	Non-GAAP amounts exclude the effect of the write-down of investments, amounting to $350 for the three months ended September 30, 2002, and $1,987 and $3,337 for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(5)	Non-GAAP amounts exclude the effect of in - process research and development resulting from Divio and Pictos acquisitions, amounting to $1,270 for the three months ended September 30, 2003, and $2,690 for the nine months ended September 30, 2003.

(6)	Non-GAAP amounts exclude the realized losses on the sale of Cisco stock, amounting to $61 for the nine months ended September 30, 2002.